Stand-By Credit Facility Secured by Zanett... Bid Process on Commercial Line of Credit to Continue Through November 1st... Going Concern Qualification Addressed...

Thursday, September 21st, 8:30 am ET

NEW YORK--(BUSINESS WIRE)-September 21st 2006-- Zanett Inc. (NASDAQ: ZANE -
News) today announced that it had reached an agreement, subject to Board approval, with accredited investors on a $5MM stand-by credit facility. This new credit facility, if activated, will carry the same Prime+2 interest rate as its current line with Fifth Third Bank, while offering improved terms and conditions.

3 COMMERCIAL BANKS "SHORTLISTED" FOR LINE OF CREDIT (LoC)

Zanett also announced that it has extended through November 1st its LoC bidding process, reducing the qualified bidders' list to 3 large commercial banks, all of which have expressed interest in establishing a comprehensive credit and acquisition facility for Zanett's growth.

STAND-BY CREDIT STRENGHTENS BID PROCESS

Commenting on the funding, Claudio Guazzoni, Chairman and CEO explained, "The stand-by credit offer strengthens our position in current negotiations with commercial banks and other capital partners. Whether we activate the stand-by credit facility, or favorably conclude our current commercial bank LoC bidding process, Zanett now has a capital plan that mitigates any uncertainties our shareholders may have had resulting from the going-concern qualification attached to our 2005 financial results."

The stand-by line of credit would be available to supplement working capital as well as fund acquisitions. The creditors are The Lombardier Group and a private investor.

ZANETT - STRONG FUNDEMENTALS

Mr Guazzoni further stated, "Zanett has now achieved a revenue run rate approaching $50 million with positive cash flow. We're delighted to have the support of creditors who recognize not only our strong fundamentals, but also the inherent growth potential of our company and stand ready to support us with attractive terms and conditions that will provide us maximum flexibility."

LARGE ACQUISITION PIPELINE

Dennis Harkins, Chief Financial Officer noted, "The bidding process is a very effective way to establish a high quality commercial Line of Credit. We are a company both growing organically and by acquisition, thus we are seeking a line of credit which will be available both to supplement working capital as well as fund our substantial acquisition pipeline."

"For the next few months, we will continue to use Fifth Third Bank's treasury management services, however we will not seek to renew the existing revolving credit facility that expires November 1, 2006. Fifth Third has been a good partner for us over the past two years, but a new facility with improved covenants and an equal interest rate will be less costly to administer, thus reducing our overall borrowing costs and boosting our bottom line," he concluded.

ABOUT ZANETT (www.zanett.com)
Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.

Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employees over 210 people nationwide and is headquartered in New York City, with offices in Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, Philippines, and Denver. Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results,levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2006 and its Quarterly Report on Form 10-QSB for the quarters ended June 30 2006,March 31 2006, and
September 31, 2005.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Contact:
BPC Financial Marketing
John Baldissera
800-368-1217

Source: Zanett, Inc.